November 15, 2022
Dear James,

On behalf of the Grindr Inc., the public company successor to Grindr Group LLC (the “Company”), I am pleased to invite you to be a member of the Company’s board of directors, subject to the terms and conditions set for below. This letter contains all of the terms and conditions of the Company’s offer to you and supersedes all prior contracts or agreements with respect thereto, whether oral or written.

❖Appointment: The Company’s board of directors (the “Board”) will be reconstituted upon the closing (the “Closing”) of the proposed de-SPAC transaction (the “Proposed Transaction”) by and among Tiga Acquisition Corp. (“Acquiror”) (which shall migrate to and domesticate as a Delaware corporation prior to the Closing), Tiga Merger Sub LLC, direct wholly owned subsidiary of Acquiror, and Grindr Group LLC. The Closing, and the composition of the Board, including your appointment, will be contingent on a number of required approvals, including from the public shareholders of Acquiror, and certain other closing conditions in the Proposed Transaction. We currently expect the Closing and the formation of the Board to occur in the fourth quarter of 2022. This offer is conditional in that the Company has the discretion to rescind this offer at any time prior to the Closing.
❖Position: Upon your appointment to the Board, you will serve as a member of the Board, to serve until your successor is duly elected and qualified, or until the earlier of your death, resignation or removal. You will have a fiduciary obligation to all of the shareholders of the Company, including obligations with respect to maintaining the confidentiality of non- public information. We expect that you will be available to attend periodic meetings of the Board. We will provide you with an advance schedule of our meetings.
❖Start Date: Your service on the Grindr Inc. Board would commence upon the closing of the Proposed Transaction. While your appointment to the Board is not initially subject to shareholder approval, you would be named as a director in the registration statement/proxy statement to be filed by Acquiror with the U.S. Securities and Exchange Commission (the “SEC”), and we will require a separate consent from you in connection with being so named.
❖Compensation and Term: Subject to approval prior to Closing, we expect your compensation for membership on the Board will be $100,000 for the one-year term, 80% of which shall be compensated in shares of common stock in Grindr Inc. based on the valuation of the Company in the Proposed Transaction. Should you be elected to chair of a Board committee, you will be entitled to an additional $25,000, 80% of which shall be compensated in shares of common stock in Grindr Inc. based on the valuation of the Company in the Proposed Transaction. All cash and equity compensation will be distributed to you quarterly at the end of each full quarter of service on the Board (or on such other schedule as may be provided in the Company’s non-employee director

PO Box 69414
West Hollywood, CA 90069
grindr.com

compensation policy from time to time). In addition, all equity grants will be subject to the terms and conditions of the Company’s 2022 Equity Incentive Plan, to be adopted at the Closing, and a written award agreement between you and the Company, in a form approved by the Board.

❖Benefits: As you will not be an employee of the Company, this position will not entitle you to participate in the Company’s employee benefits program.
❖Travel and Expense Reimbursement: The Company currently expects to have at least four board meetings annually, one of which we expect will be in person. You will be entitled to reimbursement of reasonable travel or work related expenses pursuant to Company’s then-current expense reimbursement policy.
❖Indemnity: The bylaws of the Company will permit it to indemnify its directors to the fullest extent permitted under the General Corporation Law of the State of Delaware. As a member of the Board, you will be entitled to such indemnification. The Company will also enter into an Indemnification Agreement with you in the form approved by the Board.
❖Confidentiality: You agree that except with the prior written permission of the Company, or to the extent otherwise required by law, you shall at all times keep confidential and not divulge, furnish or make accessible to anyone, any confidential information, knowledge or data concerning or relating to the business or financial affairs of the Company to which you have been or shall become privy by reason of your service as a member of the Board. The foregoing confidentiality provisions shall not be applied to any information that (i) is made publicly available by the Company, (ii) is already available through publicly available sources of information or a third party (other than as a result of a breach of any confidentiality obligation by any person), or (iii) is available to you on a non-confidential basis prior to its disclosure to you by the Company. You agree to sign the Company’s standard Confidentiality Agreement that further details your confidentiality obligations.

❖Other Obligations: You must be free to serve as a member of Board without being in breach of any legally binding obligation which you owe to your current or any former employer or other third party. Accordingly, the Company expects you to honor any legal obligations which apply to you. You represent and warrant that your employment and the performance of your duties for the Company will not violate any agreement (including any non-competition or non-solicitation provision of any such agreement) between you and any other employer, corporation, partnership or other organization. If you believe that a conflict might exist, or if one potentially will develop in the future, you shall promptly notify the Company. You further acknowledge and agree that the Company has advised you that it is not interested in, and does not want, any confidential information, trade secrets, or other proprietary information that you may have developed or otherwise acquired in connection with any current or prior employment or business relationship. You represent that you have returned to your prior employer all of its property (including without limitation all confidential information, trade secrets, or other proprietary information) and will not use or disclose (and have not used or disclosed) to the Company or for the benefit of the Company any confidential information, trade secrets, or other proprietary information of any current or prior employer or third party.

PO Box 69414
West Hollywood, CA 90069
grindr.com

In addition to the conditions set forth above, this offer is contingent on: 1) your confirmation that you meet the standards and qualifications of the SEC, the New York Stock Exchange (or any other stock exchange on which the Company may be listed) and applicable law; 2) a satisfactory background check; 3) you providing the Company with legally required proof of your identity and current authorization to work in the United States; and 4) your acceptance of, and continued compliance with, each of the Company’s policies and guidelines applicable to members of the Board, copies of which will be provided to you for review and acceptance prior to the Closing .

All of us here at Grindr are excited for your continued contributions to the team and look forward to working with you.

Sincerely,

Grindr Group LLC

/s/ George Arison
George Arison, CEO

I have read and understand this offer letter and accept the offer to become a member of the Grindr Inc. Board upon the terms set forth in this offer letter:

    /s/ James Fu Bin Lu
Name: James Fu Bin Lu Date: November 15, 2022
PO Box 69414
West Hollywood, CA 90069
grindr.com